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                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                           Dated as of June 30, 1997

                                    between

                      PACIFIC FINANCE & DEVELOPMENT CORP.

                                      and

                   THE LONG-TERM CREDIT BANK OF JAPAN, LTD.,
                     acting through its Los Angeles Agency





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

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I..................................................................  2

1.01  DEFINITIONS..........................................................  2

1.02  ACCOUNTING TERMS..................................................... 12

1.03  INTERPRETATION....................................................... 12

ARTICLE II................................................................. 13

2.01  THE LOAN............................................................. 13

2.02  INTEREST PERIOD SELECTION............................................ 13

2.03  INTEREST ON THE LOAN................................................. 13

2.04  NOTE................................................................. 14

2.05  FEES................................................................. 14

2.06  MANDATORY REPAYMENT OF THE LOAN...................................... 15

2.07  PAYMENTS; CALCULATIONS; OVERDUE INTEREST; APPLICATION................ 17

2.08  OPTIONAL PREPAYMENT.................................................. 17

2.09  BUSINESS DAY......................................................... 18

2.10  SET-OFF.............................................................. 18

ARTICLE III................................................................ 19

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                                                                           Page
                                                                           ----

3.01  LEGAL RESTRICTIONS................................................... 19

3.02  FUNDING LOSSES....................................................... 19

3.03  INCREASED COSTS...................................................... 20

3.04  TAX FORMS............................................................ 21

3.05  NET PAYMENTS......................................................... 21

ARTICLE IV................................................................. 22

4.01  CONDITIONS PRECEDENT TO EFFECTIVENESS................................ 22

ARTICLE V.................................................................. 24

5.01  CORPORATE EXISTENCE AND POWER........................................ 24

5.02  CORPORATE AND GOVERNMENTAL ACTION; NO CONTRAVENTION.................. 24

5.03  BINDING EFFECT....................................................... 25

5.04  FINANCIAL CONDITION.................................................. 25

5.05  OWNERSHIP............................................................ 25

5.06  LITIGATION; COMPLIANCE............................................... 25

5.07  ABSENCE OF DEFAULT IN OTHER AGREEMENTS............................... 25

5.08  COMPLIANCE WITH ERISA................................................ 26

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                                                                           Page
                                                                           ----

5.09  TAXES................................................................ 26

5.10  TITLE................................................................ 27

5.11  CERTAIN REGULATIONS.................................................. 27

5.12  NO MARGIN STOCK...................................................... 27

5.13  HAZARDOUS MATERIALS.................................................. 27

5.14  FULL DISCLOSURE...................................................... 27

ARTICLE VI................................................................. 28

6.01  INFORMATION.......................................................... 28

6.02  CONSOLIDATIONS, MERGERS, SALES OF ASSETS............................. 29

6.03  INSURANCE............................................................ 29

6.04  CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE; NO OBLIGATIONS,
        NO ACTIVITIES, NO LIENS............................................ 29

6.05  COMPLIANCE WITH LAWS................................................. 30

6.06  INSPECTION OF PROPERTY, BOOKS AND RECORDS............................ 30

6.07  PAYMENT OF OBLIGATIONS............................................... 30

6.08  USE OF PROCEEDS...................................................... 30

6.09  NO AMENDMENTS TO PLEDGED NOTE........................................ 30

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                                                                           Page
                                                                           ----

6.10  COLLATERAL ACCOUNT................................................... 30

6.11  FINANCIAL COVENANTS.................................................. 31

ARTICLE VII................................................................ 32

7.01  EVENTS OF DEFAULT.................................................... 32

ARTICLE VIII............................................................... 35

8.01  NOTICES.............................................................. 35

8.02  NO WAIVERS; REMEDIES CUMULATIVE...................................... 36

8.03  AMENDMENTS AND WAIVERS............................................... 36

8.04  CERTAIN TAXES; EXPENSES.............................................. 37

8.05  BINDING EFFECT; ASSIGNMENT........................................... 37

8.06  COUNTERPARTS......................................................... 38

8.07  GOVERNING LAW........................................................ 38

8.08  JUDGMENT CURRENCY.................................................... 38

8.09  AGREEMENT SUPERSEDES................................................. 39

8.10  HEADINGS; TABLE OF CONTENTS.......................................... 39

8.11  WAIVER OF NOTICE; TERMINATION OF AGREEMENT........................... 39

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                                                                           Page
                                                                           ----

8.12  SURVIVAL OF REPRESENTATIONS AND WARRANTIES........................... 39

8.13  SEVERABILITY......................................................... 39

8.14  CONSENT TO JURISDICTION AND SERVICE OF PROCESS....................... 39

8.15  WAIVER OF JURY TRIALS................................................ 40

                                    EXHIBITS

Exhibit A     Form of Third Note Pledge Amendment
Exhibit B     Form of Third Allonge to Note
Exhibit C     Form of Third Allonge to Pledged Note
Exhibit D     Form of Opinion of Anderson Mori
Exhibit E     Form of Opinion of Robert K. Kretzman
Exhibit F     Form of Guarantor Acknowledgment
Exhibit G     Form of Third Stock Pledge Amendment and Acknowledgment
Exhibit H     Form of Mortgagor Acknowledgment
Exhibit I     Form of Second Amendment to PFC Pledge Agreement

                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT


         This THIRD AMENDED AND RESTATED CREDIT AGREEMENT is dated as of June 30, 1997 and amends and restates that certain Second Amended and Restated Credit Agreement entered into as of December 22, 1994 between PACIFIC FINANCE & DEVELOPMENT CORP., a California corporation (the "COMPANY"), and THE LONG-TERM CREDIT BANK OF JAPAN, LTD., acting through its Los Angeles Agency (the "BANK"), as amended by that certain First Amendment and Consent to Second Amended and Restated Credit Agreement and Consumer Products Pledge Agreement dated as of March 10, 1997 (as so amended, the "EXISTING AGREEMENT")


                                    RECITALS

         WHEREAS, pursuant to that certain Credit Agreement dated as of October 9, 1987 (the "ORIGINAL AGREEMENT") the Bank made a loan to the Company in the original principal amount of (Yen)15,000,000,000, a portion of which has been repaid by the Company;

         WHEREAS, the Original Agreement was amended and restated pursuant to that certain Amended and Restated Credit Agreement dated as of September 30, 1992, as amended by that certain First Amendment and Consent to Amended and Restated Credit Agreement dated as of September 30, 1992 and that certain Second Amendment to Amended and Restated Credit Agreement dated as of October 12, 1993 (as so amended, the "FIRST AMENDED AND RESTATED CREDIT AGREEMENT");

         WHEREAS, the First Amended and Restated Credit Agreement was amended and restated pursuant to the Existing Agreement;

         WHEREAS, the Company and the Bank desire to amend and restate the Existing Agreement in order to, among other things, extend the final maturity date of the Loan (as defined below);

         WHEREAS, as of the Closing Date, the outstanding principal amount of the Loan is (Yen)4,310,496,600;

         WHEREAS, the obligations of the Company under the Existing Agreement are, among other things, (i) guaranteed pursuant to the Consumer Products Guarantee (as defined below) and (ii) secured pursuant to the Mortgage, the Stock Pledge Agreement, the Pledge Agreement and the PFC Pledge Agreement (as such terms are defined below); and

         WHEREAS, each Obligor (as defined below) desires to affirm its obligations under the Operative Agreements (as defined below) to which it is a party.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties agree as follows:


                                    ARTICLE I

                          DEFINITIONS; INTERPRETATION

         SECTION 1.01 DEFINITIONS. The following terms are used in this Agreement with the following meanings:

         "AFFILIATE" means, with respect to any designated Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person; and, for purposes of the foregoing, "control" (including "controlled by" and "under common control with") with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AFFECTED PARTY" means an "affected party" as defined in Section 4001(a)(21) of ERISA.

         "AGREEMENT" means this Third Amended and Restated Credit Agreement dated as of June __, 1997 as it may be amended, restated, supplemented, or otherwise modified from time to time.

         "APPLICABLE MARGIN" shall mean the "Applicable Margin" with respect to "Other Loans" under and as defined in the New Consumer Products Credit Agreement as in effect on the Closing Date; provided, that if any amendment or supplement to, or modification or refinancing of, the New Consumer Products Credit Agreement, or any document or agreement related thereto, shall have the effect of changing in any respect the meaning of the term Applicable Margin as set forth in the New Consumer Products Credit Agreement as in effect on the Closing Date and the Bank specifically and in writing agrees to such amendment, supplement, other modification or refinancing, then the meaning of Applicable Margin as used in this Agreement shall correspondingly be revised; provided further, that in no event shall the Applicable Margin be less than 0.75%.

         "APPRAISAL" means an appraisal of the fair market value of the Property, in form and substance reasonably satisfactory to the Bank, conducted, at the expense of the Company, by a qualified appraiser selected by the Bank and delivered to the Company, and any second Appraisal requested by the Company in accordance with the provisions of Section 2.06(f) hereof or Section 7(d) of the PFC Pledge Agreement.

         "APPRAISED VALUE" means the appraised fair market value of the Property as set forth in an Appraisal received by the Bank and delivered to the Company as provided in Section 2.06(f); provided that if the Company requests a second Appraisal in accordance with the provisions of Section 2.06(f) hereof or
Section 7(d) of the PFC Pledge Agreement, "APPRAISED VALUE" shall mean the arithmetic average of the appraised fair market values assigned to the Property in the first Appraisal and the second Appraisal.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement dated as of June 24, 1992 between Revlon Inc. and Consumer Products and consented to by the Bank.

         "BANK CHARGES" means all amounts payable to the Bank pursuant to Sections 3.02, 3.03, 3.05 and 8.04.

         "BUSINESS DAY" means each day (a) on which commercial banks in London, England are open for domestic and international business (including trading in Yen deposits in the London interbank EuroYen market) and (b) each day other than a Saturday, a Sunday or a day on which commercial banks in Tokyo, Japan or Los Angeles, California are authorized or required by law to close.

         "CLOSING DATE" shall mean the first Business Day on which all of the conditions set forth in Article IV hereof have been fulfilled.

         "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute.

         "COLLATERAL ACCOUNT" means the Yen account of the Company in its own name at the Lending Office (or, if at any time the Lending Office is not in the United States of America, at an office of the Bank in the United States of America) pursuant to and in accordance with Section 6.10, provided that, if such Yen account shall become subject to any Lien other than the Lien of the Bank, any attachment, any provisional attachment or any other legal proceeding, then the Bank shall be entitled to require the Company forthwith to open an additional Yen account separately from the above-mentioned Yen account in its own name at the Lending Office or such other office of The Long-Term Credit Bank of Japan, Ltd. in the United States of America as the Bank may designate and such separate Yen account together with the then existing Collateral Account or Collateral Accounts, as the case may be, shall for all purposes of this Agreement (including Section 6.10) be deemed to be the Collateral Account and all amounts required hereby to be paid into the Collateral Account shall be paid into the Collateral Account that is unencumbered except by the Bank's Lien.

         "CONTRIBUTING SPONSOR" means a "contributing sponsor" of a pension plan as defined in Section 4001(a)(13) of ERISA.

         "CONSUMER PRODUCTS" means Revlon Consumer Products Corporation, a Delaware corporation.

         "CONSUMER PRODUCTS GUARANTEE" means the Guarantee Agreement dated as of July 15, 1992 made by Consumer Products in favor of the Bank, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, as of a relevant date, are treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code.

         "DEFAULT" means any condition or event which with notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "EQUITY SECURITIES" means, with respect to any Person, stock, including preferred stock, or other securities representing ownership interests in such Person and any debt securities that are, or upon the occurrence of certain events may become, convertible into or exchangeable for Equity Securities of such Person.

         "EUROYEN RATE" has the meaning specified in Section 2.03(b).

         "EVENT OF DEFAULT" has the meaning specified in Section 7.01.

         "EXCHANGE RATE" means the spot rate quoted in Yen for exchange of Japanese Yen into United States Dollars quoted in the Wall Street Journal on any date of determination or, if the Wall Street Journal is not published or no such quotation is given on such date, in The New York Times, or, if neither such newspaper is published on such date or neither contains such quotation, then the exchange rate on such date will be determined by reference to any reasonable quotation of the rate of exchange on such date selected by the Bank.

         "FINAL MATURITY DATE" means March 31, 1999; provided that, if (i) on or before March 31, 1999 the maturity of the Revlon Senior Notes is extended to beyond June 30, 2001 and (ii) no Default or Event of Default has occurred and is continuing on March 31, 1999, the Final Maturity Date shall automatically be extended to December 31, 2000.

         "FIRST AMENDMENT TO PFC PLEDGE AGREEMENT" means that certain First Amendment to PFC Pledge Agreement dated as of the date hereof executed by Consumer Products and substantially in the form attached hereto as Exhibit I.

         "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as are approved by a significant segment of the accounting profession, in the United States of America from time to time.

         "GOVERNMENTAL ACTIONS" means authorizations, approvals, consents, waivers, exceptions, licenses, filings, registrations, permits, notarizations, special leases and other requirements of any Governmental Person.

         "GOVERNMENTAL PERSON" means any national, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, bureau, body or entity, including the Federal Deposit Insurance Corporation, any central bank or any comparable authority.

         "GOVERNMENTAL RULE" means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Person.

         "GUARANTOR ACKNOWLEDGMENT" means the Guarantor Acknowledgment substantially in the form of Exhibit F hereto, executed by Consumer Products.

         "HAZARDOUS MATERIALS" shall mean any hazardous materials, hazardous waste or hazardous or toxic substances, defined or regulated as such under any local or national laws of Japan relating to or imposing liability or standards of conduct concerning hazardous materials or environmental protection.

         "INDEBTEDNESS" means, as to any Person, (a) all obligations for borrowed money, (b) that portion of obligations with respect to capitalized lease obligations which is properly classified as a liability on a balance sheet, (c) amounts owed under notes payable and drafts accepted representing extensions of credit, whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (i) due more than six months from the date of incurrence of such obligation or (ii) evidenced by a note or similar instrument, (e) all obligations secured by any Lien on any property or asset owned or held by that Person whether or not the obligation secured by such Lien shall have been assumed by that Person or is nonrecourse to the credit of that Person and (f) all guarantees (in whatever form) made or given in respect of the Indebtedness of any other Person.

         "INTEREST PERIOD" means each interest period applicable to the Loan, selected by the Company in accordance with Section 2.02, beginning on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the first, third, sixth, ninth or (with the approval of the Bank) twelfth calendar month after such date; provided, however, that:

              (a) no Interest Period may end after the Final Maturity Date;

              (b) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

              (c) any such Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant succeeding calendar month.

         "LENDING OFFICE" means the office or offices, as applicable, for the Bank specified in Section 8.01 or such other office designated as such by the Bank by notice in writing to the Company.

         "LIEN" means (a) any lien, charge, mortgage, deed of trust, hypothecation, assignment by way of security or other security interest, pledge, or encumbrance of any kind, (b) the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement or (c) any agreement to give, or any notice reflecting, any of the foregoing without a Lien being imposed.

         "LOAN" means the extension of credit in an outstanding principal amount of (Yen)4,310,496,600 on the Closing Date continued to be maintained by the Bank pursuant to this Agreement.

         "LOAN OBLIGATIONS" means the obligations of the Company to repay the Loan together with accrued interest and all other amounts payable by the Company under this Agreement and the Note.

         "LTP RATE" means a rate of interest per annum (as quoted by the Bank in Japan) at the time of determination equal to the Japanese long-term prime rate for long-term borrowings in Yen for the remaining term of the Note.

         "MORTGAGE" means the Japanese language real estate hypothecation agreement dated October 12, 1987 creating a first priority mortgage on the Property, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "MORTGAGOR" means Revlon Real Estate Kabushiki Kaisha (also referred to as "REVLON K.K."), a Japan corporation having its head office on the Closing Date at 500 Shiratori-cho, Hamamatsu-shi, Shizuoka-ken, Japan.

         "MORTGAGOR ACKNOWLEDGMENT" means a Mortgagor Acknowledgment substantially in the form of Exhibit H hereto, executed by the Mortgagor.

         "MULTIEMPLOYER PLAN" means a Plan (other than a welfare plan as defined in Section 3(1) of ERISA) which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA;

         "NET PROCEEDS" means, with respect to any Net Proceeds Event, (a) the gross cash consideration and all cash proceeds of non-cash consideration (including, without limitation, any such cash proceeds in the nature of principal and interest payments on account of promissory notes or similar obligations), received by or on behalf of Consumer Products or PFC in connection with such Net Proceeds Event, minus (b) the sum, without duplication, of:

         (i) any taxes which are paid or actually currently payable to any state, local or foreign taxing authority and are directly attributable to such Net Proceeds Event;

         (ii) any federal taxes which are directly attributable to any Net Proceeds Event;

         (iii) the amount of fees and commissions (including reasonable investment banking fees), legal, title and recording tax expenses and other costs and expenses directly incident to such Net Proceeds Event which are paid or payable by Consumer Products or PFC or any of their Affiliates, other than fees and commissions (including, without limitation, management consulting and financial services fees) paid or payable to Affiliates of Consumer Products or PFC (or officers or employees of Consumer Products, PFC or any Affiliate of Consumer Products or PFC); and

         (iv) the amount of liabilities (other than intercompany liabilities or liabilities owing to any Affiliate of Consumer Products or PFC), if any, which are required to be repaid at the time or as a result of such Net Proceeds Event out of the proceeds thereof;

         "NET PROCEEDS EVENT" means the sale or other disposition by Consumer Products (or any applicable Qualified Subsidiary) of the PFC Pledged Stock to any Person.

         "NET PROCEEDS EVENT DATE" means the date of consummation of a Net Proceeds Event.

         "NEW CONSUMER PRODUCTS CREDIT AGREEMENT" means that certain Amended and Restated Credit Agreement dated as of May 30, 1997, among Consumer Products, the borrowing subsidiaries from time to time parties thereto, the financial institutions from time to time parties thereto,the co-agents named therein, Citibank, N.A., as documentation agent, the arranger named therein, and The Chase Manhattan Bank, as administrative agent, as such agreement may be amended, restated, supplemented, otherwise modified or refinanced from time to time.

         "NOTE" means the promissory note of the Company to the Bank dated October 19, 1987 in the original principal amount of (Yen)15,000,000,000, as amended by that certain Allonge to Note dated as of September 30, 1992, the Second Allonge to Note dated as of December 22, 1994 and the Third Allonge to Note and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, or any note given as a replacement or in substitution for it.

         "NOTICES" has the meaning specified in Section 8.01.

         "OBLIGORS" means, collectively, the Company, Consumer Products, Revlon International and the Mortgagor and, after the execution and delivery of the PFC Guarantee and the PFC Pledge Agreement, PFC; provided that upon termination of the PFC Guarantee and the PFC Pledge Agreement in accordance with their terms, PFC shall cease to be an Obligor.

         "OPERATIVE AGREEMENTS" means, collectively, this Agreement, the Note, the Mortgage, the Pledge Agreement, the Pledged Note, the Stock Pledge Agreement, the Consumer Products Guarantee, the Assignment and Assumption Agreement, the Guarantor Acknowledgment, the Pledgor Acknowledgement and the Mortgagor Acknowledgment and, unless such agreement has been terminated in accordance with the terms thereof, the PFC Pledge Agreement.

         "ORIGINAL AGREEMENT" has the meaning specified in the Recitals to this Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERMITTED LIENS" means:

         (a) (i) mechanics', carriers', warehousemen's or materialmen's Liens or other Liens imposed by law and incurred in the ordinary course of business (securing obligations in an aggregate amount not to exceed $1,000,000 at any time) and (ii) other Liens, or deposits made to secure the release of such Liens, securing taxes, assessments or governmental charges, in each case the payment of the sums secured by which is at the time not delinquent or the payment of which sum is actively being contested in good faith by appropriate proceedings diligently pursued, and for which appropriate reserves have been established on the books of the Company or Mortgagor, as appropriate, and the execution or other enforcement of which is effectively stayed or secured, so long as such proceedings shall not, in the opinion of the Bank, involve any material danger of foreclosure upon or sale, forfeiture or loss of (y) the Property or title thereto (in the case of the Mortgagor) or (z) any material property or assets or title thereto (in the case of the Company);

         (b) attachment, judgment and other similar Liens arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed or secured within 30 days of the entry of the judgment secured by such Lien and the claims secured by such Liens are actively being contested in good faith by appropriate proceedings diligently pursued and for which appropriate reserves have been established on the books of the Company or Mortgagor, as appropriate, so long as such proceedings shall not, in the opinion of the Bank, involve any material danger of foreclosure upon or sale, forfeiture or loss of (y) the Property or title thereto (in the case of the Mortgagor) or (z) any material property or assets or title thereto (in the case of the Company);

         (c) an agreement to sell, in its entirety, the Property, the PFC Pledged Stock or the Pledged Stock to a Qualified Subsidiary in accordance with the provisions of Section 2.06; and

         (d) the Lien of any lease agreement with a lessee of space in the building located on the Property.

         "PERSON" means an individual, a corporation, a partnership, a trust, a joint venture, a Governmental Person or any other entity or organization.

         "PFC" means The Cosmetics Center, Inc., successor to Prestige Fragrance and Cosmetics Inc., a Delaware corporation.

         "PFC PLEDGE AGREEMENT" means that certain Pledge and Security Agreement dated as of March 2, 1995, executed by Consumer Products, as amended by that certain First Amendment and Consent to Second Amended and Restated Credit Agreement and Consumer Products Pledge Agreement dated as of March 10, 1997 and that certain Second Amendment to PFC Pledge Agreement, substantially in the form of Exhibit I hereto, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "PFC PLEDGED STOCK" means the stock of PFC pledged to the Bank pursuant to the PFC Pledge Agreement.

         "PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained or contributed to by the Company or any member of its Controlled Group, or was maintained or contributed to by any former member of its Controlled Group, but only with respect to the period when such Person was a member of the Company's Controlled Group or if the Company would be deemed to be a contributing sponsor of such plan under Section 4069 of ERISA.

         "PLEDGE AGREEMENT" means the Pledge Agreement dated as of October 9, 1987 between the Company and the Bank, as amended by that certain Note Pledge Amendment dated as of September 30, 1992, the Second Note Pledge Amendment dated as of December 22, 1994 and the Third Note Pledge Amendment, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "PLEDGED NOTE" means the promissory note in the original principal amount of (Yen)15,000,000,000 dated October 19, 1987 made by Revlon, Inc. (now known as Revlon Holdings Inc.) in favor of the Company, the obligations of Revlon Holdings Inc. with respect to which were assumed by Consumer Products pursuant to the Assignment and Assumption Agreement, as amended pursuant to the that certain Allonge to Pledged Note dated as of September 30, 1992, the Second Allonge to Pledged Note dated as of December 22, 1994 and the Third Allonge to Pledged Note, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "PLEDGED STOCK" means the stock of the Mortgagor subject to the Stock Pledge Agreement.

         "PROPERTY" means the property with respect to which the Mortgage is given and which is described in the Mortgage.

         "QUALIFIED SUBSIDIARY" means a corporation organized under the laws of a jurisdiction within the United States of America or in Japan and that is wholly-owned, directly or indirectly, by Consumer Products; provided that a directly or indirectly wholly-owned Subsidiary of Consumer Products organized under the laws of a jurisdiction other than in the United States of America or Japan may be a "Qualified Subsidiary" if the Bank consents in writing thereto, which consent will not be unreasonably withheld.

         "REGULATION D" means Regulation D as promulgated by the Board of Governors of the Federal Reserve System and any successor regulation.

         "REORGANIZATION OR INSOLVENCY" means, with respect to any Multiemployer Plan, that such Multiemployer Plan is in reorganization or insolvency within the meaning of such terms are used in Sections 4241 and 4245, respectively, of ERISA.

         "REPORTABLE EVENT" means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss. 2615.

         "REVLON HOLDINGS INC." means Revlon Holdings Inc. (formerly known as Revlon, Inc.), a Delaware corporation with its principal offices on the Closing Date at 625 Madison Avenue, New York, New York 10022, U.S.A.

         "REVLON SENIOR NOTES" means the 9-1/2% Senior Notes due 1999 issued pursuant to that certain Indenture dated as of June 1, 1993 between Consumer Products and NationsBank of Georgia, National Association.

         "REVLON INTERNATIONAL" means Revlon International Corporation, a Delaware corporation with its principal offices on the Closing Date at 625 Madison Avenue, New York, New York 10022, U.S.A.

         "SECURITY INSTRUMENTS" means, collectively, the Mortgage, the Pledge Agreement, the Pledged Note, the Stock Pledge Agreement, the Pledged Stock, the Assignment and Assumption Agreement and the Consumer Products Guarantee and, unless such agreement is terminated in accordance with the terms thereof, the PFC Pledge Agreement.

         "SHORTFALL AMOUNT" means, as of any date of determination, the difference between (a) the outstanding principal amount of the Loan as of such date or, in the event that a Default or an Event of Default shall have occurred and be continuing, the Loan Obligations and (b) 75% of the Appraised Value (as of a date not more than 120 days prior to such date of determination).

         "SINGLE EMPLOYER PLAN" shall mean any Plan (other than a Multiemployer
Plan) which is covered by Title IV of ERISA;

         "STOCK PLEDGE AGREEMENT" means that certain Stock Pledge Agreement dated as of October 9, 1987 between Revlon International and the Bank, as amended by that certain Stock Pledge Amendment and Acknowledgment dated as of September 30, 1992, the Second Stock Pledge Amendment and Acknowledgment dated as of December 22, 1994 and the Third Stock Pledge Amendment and Acknowledgment and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "SUBSIDIARY" with respect to any Person, means any corporation or other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, by such Person.

         "SUBSIDIARY GUARANTY" means that certain Amended and Restated Subsidiary Guaranties dated as of May 30, 1997 made by the Company in favor of The Chase Manhattan Bank, as administrative agent under the New Consumer Products Credit Agreement.

         "TAXES" has the meaning specified in Section 3.05(b).

         "THIRD ALLONGE TO NOTE" means an Allonge substantially in the form of Exhibit B hereto to the Note, executed by the Company.

         "THIRD ALLONGE TO PLEDGED NOTE" means an Allonge substantially in the form of Exhibit C hereto to the Pledged Note, executed by Consumer Products.

         "THIRD NOTE PLEDGE AMENDMENT" means a Note Pledge Amendment substantially in the form of Exhibit A hereto, executed by the Company.

         "THIRD STOCK PLEDGE AMENDMENT AND ACKNOWLEDGEMENT" means an Amendment and Acknowledgement substantially in the form of Exhibit G hereto, executed by Revlon International.

         "UNFUNDED PENSION AMOUNT" has the meaning assigned to that term in
Section 5.08.

         "UNITED STATES DOLLAR EQUIVALENT" of an amount of Yen means, as of any date of determination, the applicable amount of Yen divided by the Exchange Rate on such date of determination if foreign currency trading occurred in the United States of America on such date of determination or, if foreign currency trading did not occur in the United States of America on such date of determination, on the most recent prior date on which foreign currency trading occurred in the United States of America.

         "YEN" and the sign "(Y)" shall refer to the lawful currency of Japan.

         SECTION 1.02 ACCOUNTING TERMS. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered by any Person pursuant to this Agreement shall be prepared in accordance with GAAP (provided that, with respect to Mortgagor, such financial statements shall be prepared in accordance with Japanese generally accepted accounting principles) as in effect from time to time applied on a basis consistent with the most recent audited consolidated financial statements of such Person delivered to the Bank.

         SECTION 1.03 INTERPRETATION. In this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; references to sections (or any subdivision of a section), articles, schedules, annexes and exhibits are to those of this Agreement unless otherwise indicated; the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements, other contractual instruments and other documents shall be deemed to include all subsequent amendments and other modifications to such instruments and documents, but only to the extent such amendments and other modifications to such instruments and documents are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Persons, Persons succeeding to their respective functions and capacities.


                                  ARTICLE II

                          AMOUNT AND TERMS OF THE LOAN

         SECTION 2.01 THE LOAN. The principal amount of the Loan to the Company outstanding on the Closing Date is (Yen)4,310,496,600.

         SECTION 2.02 INTEREST PERIOD SELECTION. The Company may select an Interest Period for the Loan by giving irrevocable notice by telex or telephone (confirmed in writing) to the Bank of the desired Interest Period, which notice shall be effective only if received by the Bank not less than four Business Days prior to the first day of such Interest Period. In the event the Company fails to select an Interest Period, the Interest Period deemed to be selected will be six months.

         SECTION 2.03 INTEREST ON THE LOAN. (a) Subject to Section 2.07(a), the Company shall pay to the Bank interest on the unpaid principal amount of the Loan until paid in full with respect to each day during each Interest Period at a rate per annum equal to the EuroYen Rate for such Interest Period determined in accordance with Section 2.03(b) plus the Applicable Margin in effect on such day; provided that if any Interest Period is for a period longer than three months, interest on the unpaid principal amount of the Loan shall be payable on the date that is three months after the beginning of such Interest Period and on each date that is three months after such date and on the last day of such Interest Period. Interest accrued and unpaid on any portion of the principal of the Loan required to be paid or prepaid hereunder shall be due and payable on the date on which such principal is required to be paid or prepaid. Accrued and unpaid interest shall be due and payable on the outstanding principal amount of the Loan at maturity (whether by acceleration or otherwise), and after maturity, on demand.

         (b) The EuroYen Rate for each Interest Period (the "EUROYEN RATE") shall be determined by the Bank as the average (rounded upward, if necessary, to the nearest 1/16 of 1%) of the offered quotation to prime banks in the London interbank EuroYen market by the London Branch of the Bank for Japanese Yen deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Loan and with maturities comparable to such Interest Period as of 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period.

         (c) The Bank, upon determining the EuroYen Rate for an Interest Period, shall promptly notify the Company of the applicable EuroYen Rate by telex, telecopy or telephone. If, (i) on any date on which an applicable EuroYen Rate is to be determined pursuant to Section 2.03(b), deposits in Yen are not being offered by the Bank to prime banks in the London interbank market for the applicable Interest Period, or the Bank determines in good faith that the EuroYen Rate does not accurately and fairly reflect the cost to the Bank of making or maintaining the Loan (in which event the Bank shall promptly advise the Company of such circumstances by telephone or in writing no later than 12:00 noon (Los Angeles time) on such date) or, (ii) any of the circumstances contemplated in Section 3.01(a) occurs, then the Company and the Bank shall negotiate in good faith to agree mutually upon an alternate interest rate (and any related terms) to be applicable for purposes of this Agreement and the Note so long as such circumstances exist. Such mutually agreed upon rate and other terms shall be applied retroactively to (x) in the case of clause (i) above, the first day of the period that would have, but for such circumstances, constituted such Interest Period or, (y) in the case of clause (ii) above, the date that notice given to the Company by the Bank pursuant to Section 3.01(a) is effective as provided for in Section 3.01(b); provided, however, that such mutual agreement has been reached no later than the tenth Business Day of such period. If on or prior to the tenth Business Day of such period the Company and the Bank fail to agree on a mutually acceptable alternate rate and other terms in accordance with the immediately preceding sentence, and provided that (1) the LTP Rate is being offered to commercial borrowers by the Bank on such date, and (2) the Company and the Bank agree in good faith to modify the terms of this Agreement in accordance with standard market practices to reflect the conversion of the Loan from a loan bearing interest based on the EuroYen Rate to a loan bearing interest based on the LTP Rate, the Loan shall bear interest at the LTP Rate plus the Applicable Margin, provided further, however, if the LTP Rate is not being offered to commercial borrowers on such date, or the Company and the Bank do not agree as provided in clause (2) above, then on such tenth Business Day, the entire outstanding principal amount of the Loan shall become immediately due and payable and shall be repaid, together with accrued interest on its principal amount and any related Bank Charges to the date of prepayment. For purposes of the immediately preceding sentence, interest shall accrue from the first day of such period to, but not including, the date of repayment of the Loan at a rate determined by the Bank in good faith to be equal to the Bank's actual cost of funds for maintaining the Loan for such period plus the Applicable Margin.

         SECTION 2.04 NOTE. The Company's obligation to pay the principal of and the interest on the Loan shall be evidenced by the Note.

         SECTION 2.05 FEES. (a) The Company shall have paid to the Bank an amendment fee equal to the product of (i) .375% multiplied by (ii) the aggregate principal amount of the Loan on the Closing Date; provided that such fee shall be payable in United States dollars, based on the conversion rate set forth in the Wall Street Journal on the Closing Date.

         (b) On March 31, 1998, the Company shall pay to the Bank an amendment fee equal to the product of (a) .125% multiplied by (b) the aggregate principal amount of the Loan (after giving effect to any principal payment on March 31, 1998).

         (c) If any amendment or other modification to the New Consumer Products Credit Agreement amends or otherwise modifies any of the financial covenants incorporated in this Agreement on the Closing Date, the Bank shall receive, on the date such amendment or other modification becomes effective, an amount in cash equal to the product of (i) the quotient of (1) the amount of the amendment fee, if any, paid or payable in connection with such amendment or modification divided by (2) the aggregate amount of the commitments under the New Consumer Products Credit Agreement in effect on the date of such amendment or modification multiplied by (ii) the aggregate principal amount of the Loan in effect on the date of such amendment or modification.

         SECTION 2.06 MANDATORY REPAYMENT OF THE LOAN.

         (a) In the event of a Net Proceeds Event, the Company shall prepay the Loan by an aggregate amount equal to the lesser of (i) the Net Proceeds and
(ii) the Shortfall Amount as of such date. The date of such prepayment shall be the Net Proceeds Event Date or, if such prepayment is required after the Net Proceeds Event Date as a result of the receipt of cash proceeds from a Net Proceeds Event, on the date such cash proceeds are received. Notwithstanding the foregoing, the Company shall not be required to make a prepayment pursuant to this subsection upon a transfer of the PFC Pledged Stock to a Qualified Subsidiary if the Bank receives prior to the date of such disposition an opinion of counsel (including an opinion of in-house counsel) reasonably acceptable to the Bank, in form and substance reasonably acceptable to the Bank, to the effect that the Loan Obligations on and after such sale or disposition continue to the secured by a first priority security interest in the PFC Pledged Stock to the same extent (and with the same priority) as prior to such sale or disposition.

         (b) The Company shall make principal payments on the dates and in the respective amounts set forth below:

                   DATE                             AMOUNT
                   ----                             ------

              March 31, 1998                (Yen)   538,812,075
              March 31, 1999                      3,771,684,525

; provided that, if the Final Maturity Date is extended to December 31, 2000 as provided in the definition of Final Maturity Date, then, instead of being required to make the payment of (Yen)3,771,684,525 on March 31, 1999, the Company shall make principal payments of (i) (Yen)538,812,075 on March 31, 1999,
(ii) (Yen)538,812,075 on March 31, 2000 and (iii) (Yen)2,694,060,375 on December
31, 2000; provided further that the principal payment due on the Final Maturity Date shall be reduced by the amount of any prepayments made pursuant to this Agreement. In addition, all accrued and unpaid interest and all Bank Charges and other amounts due to the Bank under this Agreement shall be due and payable on the Final Maturity Date.

         In addition, all accrued and unpaid interest and all Bank Charges and other amounts due to the Bank under this Agreement shall be due and payable on the Final Maturity Date.

         (c) [INTENTIONALLY OMITTED]

         (d) In the event of any sale or other disposition by the Mortgagor of the Property to any Person, other than a Qualified Subsidiary, or any sale or other disposition by Revlon International of the Pledged Stock to any Person, other than to a Qualified Subsidiary, then the Company shall prepay the outstanding principal amount of the Loan, together with all accrued and unpaid interest and other amounts due to the Bank under this Agreement and the Note, on the date of such sale or other disposition; provided that a sale or disposition to a Qualified Subsidiary shall be exempt from the prepayment provisions of this Section 2.06(d) only if the Bank receives prior to the date of such disposition an opinion of counsel reasonably acceptable to the Bank (including in-house counsel), in form and substance reasonably acceptable to the Bank, to the effect that the obligations of the Company hereunder and under the other Operative Agreements on and after such sale or disposition continue to the secured by a first priority security interest in the Property or the Pledged Stock, as the case may be. The Company agrees to give the Bank notice in accordance with Section 8.01 at least 20 days prior to the date of any such sale or other disposition.

         (e) (i) All payments and any prepayment of the Loan shall be made (y) together with all accrued interest on the amount to be paid or prepaid to and including the date of such payment or prepayment and (z) if such payment or prepayment is made on a date that is not the last day of an Interest Period, together with all amounts due pursuant to Section 3.02. All payments of principal shall be applied to the obligations of the Company in accordance with
Section 2.07(d). (ii) The Lien created by the Mortgage, the Pledge Agreement, the Stock Pledge Agreement and the other Security Instruments shall be terminated upon receipt by the Bank of payment in full of the outstanding principal amount of the Loans and all interest, Bank Charges and other amounts then due and payable under this Agreement and the Note. (iii) The Bank shall as promptly as practicable and at the expense of the Company upon each termination pursuant to this Section 2.06(e) execute and deliver such releases, notices or other documents as the Company may reasonably request for the purpose of evidencing any such termination.

         (f) The Bank shall deliver an Appraisal to the Company not more than 30 days after the Company informs the Bank that (i) it is contemplating a Net Proceeds Event or making a prepayment of the Loan pursuant to this Agreement or
(ii) desires a calculation of the Shortfall Amount (but in the case of clause
(ii) hereof, not more frequently than twice per calendar year). If the Company in good faith believes that the first Appraisal delivered by the Bank to the Company understates the fair market value of the Property, the Company may, within 10 days of receipt of such Appraisal from the Bank request that a second Appraisal be conducted, whereupon the Bank shall provide to the Company a list naming three qualified appraisers, independent of the Bank. The Company shall, within ten days of receipt of such list, select one appraiser from such list, who shall conduct a second Appraisal at the request and expense of the Company. The Company shall deliver such second Appraisal to the Bank promptly upon receipt thereof (but in no event less than 10 days prior to the date the Company has informed the Bank that it intends to consummate a Net Proceeds Event or make a prepayment of the Loan pursuant to this Agreement).

         SECTION 2.07 PAYMENTS; CALCULATIONS; OVERDUE INTEREST; APPLICATION.

         (a) Payments. All payments to be made by the Company to the Bank on account of the principal of or accrued interest on the Loan and for Bank Charges and any other amounts owing under this Agreement, shall be made in Yen (except that certain Bank Charges may be paid in U.S. dollars if the Bank notifies the Company that such charges were incurred in U.S. dollars) in immediately available funds for the account of the Bank at its office at 350 South Grand Avenue, Suite 3000, Los Angeles, California 90071, Attention: Mr. Shunji Sato (or to such other account in the United States as the Bank may notify the Company in writing). Any payment of Bank Charges for which no date of payment is expressly provided shall be due within 15 days following demand. Any payment that is received by the Bank before the close of business in Los Angeles, California, on any day and notice of which payment shall not have been given to the Bank at or prior to 11:00 a.m. (local time) on such day shall be deemed to have been received by the Bank on the next succeeding Business Day.

         (b) Calculations. All computations of interest in respect of the Loan or other amounts owing and payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

         (c) Overdue Interest. In the event that any Event of Default has occurred and is continuing, the outstanding principal amount of the Loan and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under applicable bankruptcy or insolvency laws) payable upon demand at an interest rate per annum equal at all times to 2% in excess of the interest rate otherwise applicable to the Loan.

         (d) Application of Payments. Any payments made to the Bank under this Agreement or under any of the other Operative Agreements shall be applied first against Bank Charges; then against interest on overdue amounts, if any; then against interest due on the Loan; then against any portion of the Loan then due and payable; and thereafter against any prepayment of the Loan subject to the terms and conditions of the Agreement required for such prepayment. If any payment is insufficient to pay any such category in full, the Bank shall apply the payment received in the chronological order that each amount in such category became due.

         SECTION 2.08 OPTIONAL PREPAYMENT. (a) Upon at least 5 Business Days' prior written notice to the Bank, the Company may, at its option prepay the Loan (together with accrued interest on the amount prepaid and any Bank Charges) then outstanding, in whole at any time or in part from time to time, without penalty or premium (except as provided in Section 3.02); provided:

(i) any partial prepayment shall be in an amount not less than (Yen)1,000,000 or any higher amount which is a whole multiple of (Yen)50,000,000, (ii) if any prepayment is made on a day other than the last day of the then current Interest Period, such prepayment shall include payment of all amounts due pursuant to Section 3.02 and (iii) partial prepayments shall be applied against the Loan in accordance with Section 2.07(d).

         (b) If a notice of prepayment is given by the Company in accordance with this Section 2.08, all amounts to be prepaid in respect of the Loan shall be due and payable on the date specified in such notice, together with accrued interest to such date on the amount of the Loan to be so prepaid and all related Bank Charges.

         SECTION 2.09 BUSINESS DAY. If any payment of any amount payable to the Bank shall fall due on a day that is not a Business Day, then, the due date thereof shall be extended to the next succeeding Business Day, and such extension shall be taken into account in the computation of interest or other amounts due.

         SECTION 2.10 SET-OFF. In addition to any rights and remedies of the Bank provided by law, upon the occurrence of an Event of Default and the acceleration of the Loan pursuant to Section 7.01 of the Agreement, the Bank shall have the right, without prior notice to the Company, such notice being expressly waived by the Company to the extent permitted by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured and whether fixed or contingent, of the Company to the Bank under the Agreement, any amount owing from the Bank to the Company at any time after the happening of the above mentioned events, and such right of set-off may be exercised by the Bank against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, and manager, liquidator, custodian, any execution, judgment or attachment creditor of the Company or any other Person claiming through or against the Company or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, receiver and manager, liquidator, custodian, execution, judgment or attachment creditor or other Person, notwithstanding the fact that such right of set-off shall not have been exercised by the Bank prior to the making, filing or issuance, or service upon the Bank of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, receiver and manager, liquidator or the issuance of an execution, subpoena, order or warrant.

                                  ARTICLE III

                     LEGAL RESTRICTIONS; YIELD PROTECTIONS

         SECTION 3.01 LEGAL RESTRICTIONS. (a) If, after the Closing Date, the adoption of any applicable Governmental Rule, any change in any applicable Governmental Rule or in the interpretation or administration of any Governmental Rule by any Governmental Person charged with its interpretation or administration or compliance by the Bank (or its Lending Office) with any request, directive, guideline or policy (whether or not having the force of law) of any such Governmental Person shall make it unlawful or impossible for the Bank (or its Lending Office) to make, maintain or fund the Loan bearing interest based on the then EuroYen Rate, then, subject to Section 3.01(b), by written notice from the Bank to the Company of the unlawfulness or impossibility then existing, the Loan shall be converted to a loan bearing interest at a mutually agreed upon interest rate or the LTP Rate, or the Loan shall be repaid, as provided in Section 2.03(c).

         (b) For purposes of this Section 3.01, a notice to the Company by the Bank pursuant to Section 3.01(a) above shall be effective either (i) on the last day of the then current Interest Period applicable to the Loan, if it shall not be unlawful or impossible for the Bank to continue to maintain and fund the Loan at the EuroYen Rate to such day, or (ii) immediately, if it shall be unlawful or impossible for the Bank to make and maintain or continue to maintain and fund the Loan at the EuroYen Rate to the last day of the then current Interest Period (in which case the Company shall in addition reimburse the Bank for any resulting losses as provided in Section 3.02).

         SECTION 3.02 FUNDING LOSSES. The Company shall reimburse the Bank within 15 days after demand for any loss incurred or to be incurred by it in the reemployment of the funds released by any repayment or prepayment (including as a result of acceleration) of the Loan required or permitted under any provision of this Agreement, in each case if the Loan is repaid or prepaid other than on the last day of an Interest Period. Such loss shall be the difference, as reasonably determined by the Bank, between (a)(i) in the case of voluntary repayment or prepayment by reason of the occurrence of an Event of Default or otherwise (including as a result of the sale of the Property or the Pledged Stock under Section 2.06) required or permitted under this Agreement, the Bank's cost of obtaining the funds for the Loan being refused, repaid or prepaid plus the Applicable Margin or (ii) in the case of any required repayment or prepayment under Sections 2.03 or 3.01, the Bank's cost of obtaining funds for the Loan being repaid or prepaid and (b) any lesser amount which would have been realized by the Bank in reemploying the funds so received in repayment or prepayment or so refused by placing such funds on deposit for a comparable period in the London EuroYen market, in each case during the period from the date of refusal, repayment or prepayment (as the case may be) to the end of the then current Interest Period. Any demand for reimbursement under this Section 3.02 by the Bank shall be in writing, and show in reasonable detail the amount payable and the calculations used to determine in good faith such reimbursable amount and shall be conclusive absent manifest error. For purposes of this Section 3.02, if the Company is required to make any additional prepayments under Section 3.03 or 3.05, any prepayment by the Company during the time such requirement is in effect shall be deemed a required prepayment and any prepayment under Section 3.03 or deemed prepayment under Section 8.11 shall be deemed a required prepayment.

         SECTION 3.03 INCREASED COSTS. (a) If, after the date of this Agreement, the adoption of any applicable Governmental Rule, any change in any applicable Governmental Rule or in the interpretation or administration of any applicable Governmental Rule by any Governmental Person charged with its interpretation or administration or compliance by the Bank (or its United States Lending Office) with any request, directive, guideline or policy (whether or not having the force of law) of any such Governmental Person:

         (i) shall subject the Bank (or its Lending Office) to any tax, duty or other charge or shall change the basis of taxation of payments to the Bank (or its Lending Office) of the principal of, or interest on the Loan or any other amounts due under this Agreement or the Note in respect of the Loan (except in each such case for taxes imposed on the overall net income of the Bank or its Lending Office imposed by the income tax laws of any jurisdiction to which the Bank or its Lending Office is subject); or

         (ii) shall impose, modify or deem applicable any reserve (including any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Lending Office) or shall impose on the Bank (or its Lending Office) or the relevant market any other condition affecting the Loan;

and the result of any of the foregoing is to increase the cost to or to impose a cost on the Bank (or its Lending Office) of making, maintaining or funding the Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Lending Office) under this Agreement or the Note, then, within 15 days after demand by the Bank, the Company shall (1) prepay the Loan, without premium or penalty, together with all amounts due under this Agreement and the Note (including amounts due under clause (2) of this Section 3.03(a)) or (2) pay to the Bank such additional amount or amounts as will reimburse the Bank for such increased cost or reduction, in each case, without duplication of payments made pursuant to Section 3.05 of this Agreement. The Bank will promptly notify the Company of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle the Bank to compensation pursuant to this Section 3.03 and the Bank shall take any reasonable action available to it (including the designation of a different United States Lending Office) that will avoid the need for, or reduce (to an extent determined by the Bank in its sole judgment to be material) the amount of, such compensation and will not, in the sole judgment of the Bank, be otherwise disadvantageous to the Bank.

         (b) Without limiting the effect of the foregoing, the Company shall pay to the Bank on the last day of each Interest Period with respect to the Loan so long as reserves shall be required to be maintained against "Eurocurrency liabilities" under Regulation D (or, so long as the Bank may be required, by reason of any regulatory change, to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined as provided in this Agreement or against any category of extensions of credit or other assets of the Bank which extensions of credit or other assets of the Bank which includes the Loan) an additional amount (determined by the Bank and notified to the Company) equal to the result of the following formula for each day during such Interest Period:

                    ((Y)-Y)
                    P((1-R))
                      360

         P = the principal amount of the Loan to which such Interest Period relates outstanding on such day;

         Y =  the applicable EuroYen Rate (expressed as a decimal); and

         R = the stated rate (expressed as a decimal) at which such reserve requirements are imposed on the Bank.

         (c) A certificate of the Bank claiming compensation under this Section
3.03 and setting forth in reasonable detail the additional amount or amounts to be paid to it and the calculation and methods used in good faith to determine such amount shall be conclusive evidence of the amount of such compensation absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

         SECTION 3.04 TAX FORMS. From time to time, upon notice from the Company or upon any change in the Bank's circumstances from those reflected in the Bank's Internal Revenue Service Form 1001 or Form 4224 delivered annually by the Bank to the Company, the Bank shall submit to the Company such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be required under then current United States laws or regulations to avoid United States withholding taxes on payments in respect of all payments to be made to the Bank by the Company pursuant to this Agreement and the Note.

         SECTION 3.05 NET PAYMENTS. All payments to the Bank under this Agreement and the Note shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed on the Bank or its Lending Office by any Governmental Person, other than any tax on or measured by the overall net income of the Bank pursuant to the income tax laws of any jurisdiction to which the Bank or its Lending Office is subject except solely as a result of its execution, delivery or performance of this Agreement (collectively, "TAXES")) shall not be less than the amounts otherwise specified to be paid under this Agreement. A certificate as to any additional amounts payable to the Bank under this Section 3.05 submitted to the Company by the Bank shall show the amount payable and in reasonable detail the calculations and methods used to determine in good faith such amount and shall be conclusive absent manifest error. Any amounts payable by the Company under this Section 3.05 with respect to past payments shall be due within 15 days following receipt by the Company of such certificate from the Bank; any such amounts payable with respect to future payments shall be due concurrently with such future payments. With respect to each deduction or withholding for or on account of any Taxes, the Company shall promptly furnish to the Bank such certificates, receipts and other documents as may be required (in the reasonable judgment of the Bank) to establish any tax credit to which the Bank may be entitled. Without in any way affecting any of its rights under this Section 3.05, the Bank agrees that, upon its becoming aware that any of the present or future payments due it under this Agreement would be subject to deduction for Taxes, it will notify the Company in writing, and the Bank further agrees that it will use reasonable efforts not disadvantageous to it (in its sole determination) in order to avoid or minimize (as the case may be) the payment by the Company of any additional amounts for Taxes pursuant to this Section 3.05.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         SECTION 4.01 CONDITIONS PRECEDENT TO EFFECTIVENESS. This Agreement shall become effective on the first day when all of the following shall have occurred:

         (a) On or prior to the Closing Date, the Bank shall have received the following agreements, documents, opinions, certificates and fees, such opinions and certificates to be dated as of the Closing Date, and all of the following to be reasonably satisfactory in form and substance to the Bank and its counsel:

         (i) this Agreement, duly executed and delivered by the Company;

         (ii) the Third Allonge to Note and the Third Note Pledge Amendment, each duly executed and delivered by the Company, and the Third Allonge to Pledged Note, duly executed and delivered by Consumer Products;

         (iii) the Guarantor Acknowledgment and the Second Amendment to PFC Pledge Agreement, each duly executed and delivered by Consumer Products; the Mortgagor Acknowledgement, duly executed and delivered by the Mortgagor; and the Third Stock Pledge Amendment and Acknowledgment, duly executed and delivered by Revlon International;

         (iv) the opinion of Anderson Mori, special Japanese counsel for the Mortgagor, in substantially the form of Exhibit D hereto;

         (v) the opinion of Robert K. Kretzman, counsel for the Company, Consumer Products and Revlon International, in substantially the form of Exhibit E hereto;

         (vi) copies of the resolutions of the board of directors (or duly constituted committees thereof) of each of the Company, Consumer Products and Revlon International authorizing the execution, delivery and performance by such respective Person of the agreements and documents to be delivered by such Person hereunder, certified by the Secretary or an Assistant Secretary of such Person (which certificate shall state that such resolutions are in full force and effect on the Closing Date);

         (vii) a certificate of the Secretary or an Assistant Secretary of each of the Company, Consumer Products and Revlon International certifying the names and true signatures of the officers of each such Person authorized to sign the agreements and documents to be delivered by such Person hereunder;

         (viii) a certificate signed by a duly authorized officer of the Company as to the matters set forth in Section 4.01(b);

         (ix) as to each of the Company, Consumer Products and Revlon International, (y) evidence as to such Person's corporate existence and good standing, certified as of a recent date by the appropriate Governmental Person of the jurisdiction of such Person's incorporation, and
    (z) copies of the articles of incorporation or the certificate of incorporation of each of the Company, Consumer Products and Revlon International and a copy of the bylaws of each such Person, each certified by the Secretary or an Assistant Secretary of such Person;

         (x) a copy of the resolutions of the board of directors of the Mortgagor authorizing the execution by the Mortgagor of the Mortgagor Acknowledgment and a certified copy of the corporation registration proving that the individual who has executed such documents is a representative director of the Mortgagor or its attorney-in-fact;

         (xi) evidence satisfactory in form and substance to the Bank of each consent, if any, required in connection with the execution, delivery and performance of this Agreement, the other documents executed in connection herewith and the consummation of the transactions contemplated hereby.

         (xii) such other documents, instruments, approvals or opinions as the Bank may reasonably request; and

         (xiii) the Bank shall have received the amendment fee required pursuant to Section 2.05(a).

         (b) The following statements shall be correct on the Closing Date:

         (i) the representations and warranties contained in Article V of this Agreement and in each of the other Operative Agreements are correct on and as of the Closing Date as though made by the respective parties thereto on and as of such date; and

         (ii) no Default or Event of Default has occurred and is continuing or would result from the execution and delivery of this Agreement and the other agreements and documents delivered pursuant hereto or the payment of fees pursuant to Section 2.05.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Bank as follows:

         SECTION 5.01 CORPORATE EXISTENCE AND POWER. Each of the Company, Consumer Products and Revlon International is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, the Mortgagor is a corporation duly incorporated and validly existing under the laws of Japan and each Obligor has full corporate power and authority and all material Governmental Actions required to carry on its business as it is now being conducted and is in good standing and duly licensed or qualified to transact business in each other jurisdiction where the failure so to be licensed or qualified would have a material adverse effect on the business, financial condition or results of operations of such Person.

         SECTION 5.02 CORPORATE AND GOVERNMENTAL ACTION; NO CONTRAVENTION. The execution, delivery and performance by each of the Company, Consumer Products, Revlon International and the Mortgagor of each Operative Agreement to which such Person is a party are within such Person's corporate power and authority, have been duly authorized by all necessary corporate action on its part, do not and will not require any Governmental Actions other than any that have already been obtained, and do not contravene, or constitute a default under, any provision of any applicable Governmental Rule or of the articles or certificate of incorporation or bylaws of such Person or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon such Person or any of its Subsidiaries or result in the creation or imposition of any Lien on any material asset of such Person or its Subsidiaries (other than the Lien of the Operative Agreements).

         SECTION 5.03 BINDING EFFECT. This Agreement and the other Operative Agreements constitute the valid and binding obligations of each of the Company, Consumer Products, Revlon International and the Mortgagor (as the case may be), enforceable against such respective Person in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights generally and by general principles of equity. The pledge created (i) by the Pledge Agreement on the Pledged Note, (ii) by the Stock Pledge Agreement on the Pledged Stock and (iii) by the Mortgage on the Property each constitute a perfected, first priority Lien, subject (in the case of the Property) only to Permitted Liens.

         SECTION 5.04 FINANCIAL CONDITION. There is no liability or obligation, direct or indirect, fixed or contingent, of the Company other than obligations of the Company under this Agreement or under the Note or under the Subsidiary Guaranty and there is no creditor of the Company other than the Bank; provided, however, that the Company may have incurred obligations and may have creditors with respect to incidental organizational costs, costs of corporate maintenance, taxes, forward and spot currency contract obligations related to payments under this Agreement and any consideration that may be payable to Mortgagor or Revlon International in connection with the grant of the Mortgage and the Stock Pledge Agreement. There has been no material adverse change in the financial condition or business of the Company since the date of its incorporation.

         SECTION 5.05 OWNERSHIP. The Company is a wholly-owned Subsidiary, either directly or indirectly, of Consumer Products, and the Company has no Subsidiaries.

         SECTION 5.06 LITIGATION; COMPLIANCE. Except for that which is disclosed in writing to the Bank on or before the Closing Date, (a) there is no action, suit, proceeding, judgment, order, injunction or other legal restraint pending, or to the knowledge of the Company threatened, against or affecting the Company, Consumer Products, Revlon International or the Mortgagor before any Governmental Person which could materially and adversely affect the business, financial position or results of operations of such Person or which in any manner questions the validity of any Operative Agreement and (b) neither the Company nor the Mortgagor is in violation of, or in default under, any applicable Governmental Rule, which violation or default would reasonably be expected to have a material adverse affect on the business, financial position or results of operation of such Person nor is any Obligor in violation of, or in default under, any applicable Governmental Rule, which violation or default would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of the Company or Consumer Products or on the ability of any Obligor to perform its obligations under any Operative Agreement to which it is a party.

         SECTION 5.07 ABSENCE OF DEFAULT IN OTHER AGREEMENTS. The Company is not in default under any material agreement or material obligation to which it is a party or by which it or any of its property is bound.

         SECTION 5.08 COMPLIANCE WITH ERISA. The Company and each member of its Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan (or, with respect to a Multiemployer Plan have made all required contributions), have not incurred any unpaid liability to the PBGC or to a Plan under Title IV of ERISA (other than PBGC premiums payable in the ordinary course) and have taken no actions which would result in the occurrence of an Event of Default under Section 7.01(g). No Reportable Event has occurred during the six-year period immediately preceding the date hereof with respect to any Plan that resulted or would be reasonably likely to result in any unpaid liability that would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of the Company or Consumer Products or on the ability of any Obligor to perform its obligations under the Operative Agreements to which it is a party, and each Plan (other than any multiemployer health, welfare or pension plan) has complied and has been administered in all material respects in compliance with applicable provisions of ERISA and the Code. The amount by which the present value of all accrued benefits under each Single Employer Plan maintained by the Company or any member of its Controlled Group (based on then current assumptions used to fund such Plan), as of the last annual valuation date applicable thereto, exceeds the value of the assets of each such Plan allocable to such benefits, in the aggregate for all such Plans as to which such present value of benefits exceeds the value of its assets (the "UNFUNDED PENSION AMOUNT"), is less than $60,000,000), when aggregated with the Potential Withdrawal Liability (as hereinafter defined). Neither the Company nor any member of its Controlled Group has during the six-year period immediately preceding the date hereof had a complete or partial withdrawal from any Multiemployer Plan that resulted or would be reasonably likely to result in any unpaid withdrawal liability under Section 4201 of ERISA that would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of the Company or Consumer Products or on the ability of any Obligor to perform its obligations under the Operative Agreements to which it is a party, and the withdrawal liability under Section 4201 of ERISA to which the Company or any member of its Controlled Group would become subject under ERISA if the Company or any member of its Controlled Group were to withdraw completely from all Multiemployer Plans as of the most recent valuation date applicable thereto (the "POTENTIAL WITHDRAWAL Liability") is not in excess of $60,000,000, when aggregated with the Unfunded Pension Amount. Neither the Company nor any member of its Controlled Group has received notice that any Multiemployer Plan is in Reorganization or Insolvency where such Reorganization or Insolvency has resulted, or would be reasonably likely to result in an unpaid liability that would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of the Company or Consumer Products or on the ability of any Obligor to perform its obligations under the Operative Agreements to which it is a party nor, to the best knowledge of the Company, is any such Reorganization or Insolvency reasonably likely to occur.

         SECTION 5.09 TAXES. (a) The Company has filed all income tax returns that it is required to file and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable, other than those being contested in good faith and by appropriate proceedings diligently pursued and for which adequate reserves have been established on the books of the Company.

         (b) There is no withholding or other Tax (other than the Bank's Taxes and any tax imposed or required to be withheld under Section 884 of the Code) imposed by the United States of America or any political sub-division or any taxing or other agency applicable to any payment to be made by the Company pursuant to the terms of this Agreement or any document or instrument provided for under this Agreement or to be imposed on or by virtue of the execution, delivery, performance or enforcement of this Agreement or any document or instrument provided for under this Agreement.

         SECTION 5.10 TITLE. The Company has good title to the Pledged Note free and clear of all Liens except Liens created by the Operative Agreements. Revlon International has good title to the Pledged Stock or has transferred title thereto to a Qualified Subsidiary and such Qualified Subsidiary has agreed in writing with the Bank to be bound by all of the terms of the Stock Pledge Agreement in accordance with the provisions of Section 9 thereof and the Qualified Subsidiary has good title to the Pledged Stock, free and clear of all Liens except Liens created by the Operative Agreements. The Mortgagor has good title to the Property free and clear of all Liens except the Lien of the Mortgage and Permitted Liens.

         SECTION 5.11 CERTAIN REGULATIONS. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or any federal or state Governmental Rule limiting its ability to incur Indebtedness.

         SECTION 5.12 NO MARGIN STOCK. No part of the proceeds of the Loan will be used directly or indirectly for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation G, T, U or X promulgated by the Board of Governors of the Federal Reserve System. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending, or arranging for, credit for the purpose of purchasing or carrying any such margin stock.

         SECTION 5.13 HAZARDOUS MATERIALS. To the best knowledge of the Company, there do not exist on, under or surrounding the Property Hazardous Materials in amounts which could have a material adverse effect on the value of the Property.

         SECTION 5.14 FULL DISCLOSURE. There is no fact known to the Company (other than matters of a general economic nature) which the Company has not disclosed in writing to the Bank on or prior to the Closing Date and which has or as far as the Company can now reasonably foresee is reasonably likely to have a material adverse effect on the ability of any of the Company, Consumer Products, Revlon International or the Mortgagor to perform each Operative Agreement to which such Person is a party or of the Company to pay the principal of and the interest on the Loan and any Bank Charges.

                                   ARTICLE VI

                                   COVENANTS

         The Company hereby covenants that, so long as this Agreement shall be in effect or the Note shall be outstanding and until all amounts payable by the Company under this Agreement and the Note to or for the account of the Bank shall have been paid in full, unless compliance shall have been expressly waived in writing by the Bank, it shall comply with and perform each of the following covenants:

         SECTION 6.01 INFORMATION. The Company will deliver to the Bank:

         (a) as soon as available and in any event within 110 days after the end of each fiscal year of the Company, Consumer Products, and the Mortgagor their respective consolidated balance sheets as of the end of such fiscal year and the related consolidated statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of internationally recognized standing and containing no `going concern' qualification or like exception or qualification arising out of the scope of the audit;

         (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Consumer Products, its consolidated balance sheets as of the end of such quarter and the related consolidated statements of operations and cash flows for the quarter and year-to-date period then ended, and, in the case of statements of operations and cash flows, setting forth in comparative form the figures for the corresponding period of the previous fiscal year;

         (c) simultaneously with the delivery of each set of documents referred to in clauses (a) and (b) above, a certificate of the Chairman of the Board, any member of the office of the President, any Vice President, the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Company stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details of such Default or Event of Default and the action which the Company is taking or proposes to take with respect to such Default or Event of Default;

         (d) promptly upon the occurrence of any Default or Event of Default, a certificate of the Chairman of the Board, any member of the office of the President, any Vice President, the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Company setting forth details of such Default or Event of Default and the action which the Company is taking or proposes to take with respect to such Default or Event of Default;

         (e) if and when the Company or any member of the Controlled Group gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

         (g) from time to time, such additional reasonably available financial information and other information regarding the financial position or business (including information regarding the commencement of material litigation and material developments in any such litigation) of the Company, the Mortgagor or Consumer Products as the Bank may reasonably request.

         The Bank agrees to hold information obtained pursuant to this Section
6.01 or otherwise pursuant to this Agreement (including information obtained pursuant to Section 6.06) confidential except (i) that the Bank may disclose such information to its counsel or other independent consultants engaged by it and who agree similarly to keep such information confidential, (ii) information that is publicly available or that has also been obtained other than from or on behalf of the Company, (iii) pursuant to the request or requirement of any Governmental Person, (iv) in any proceeding by or before any Governmental Person that involves or pertains to this Agreement or any other Operative Agreement or (v) as set forth in Section 8.05(b).

         SECTION 6.02 CONSOLIDATIONS, MERGERS, SALES OF ASSETS. The Company will not (a) consolidate with or merge into any other Person or (b) sell, lease or otherwise transfer or permit the transfer of all or any substantial part of its assets to any other Person, except the lending of the proceeds of the Loan.

         SECTION 6.03 INSURANCE. The Company shall carry and maintain or cause to be carried and maintained, or, with respect to the Property, ensure that the Mortgagor carries and maintains and there shall be carried and maintained, in full force and effect, at its own expense as follows: (i) insurance on all its insurable property, both real and personal, whether now owned or hereafter acquired, against fire and other hazards or risks of the kinds customarily insured against and in amounts reasonably considered to be prudent, (ii) adequate insurance at all times against liability on account of injury to persons or property or assets on the same basis as aforesaid, (iii) comply with the insurance provisions of all applicable workmen's compensation laws, and,
(iv) insurance on the Property with such coverage (including coverage against earthquake and fire) and in such amounts as are reasonably satisfactory to the Bank and the Company shall keep in effect all such insurance under valid and enforceable policies by insurers of recognized responsibility.

         SECTION 6.04 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE; NO OBLIGATIONS, NO ACTIVITIES, NO LIENS. The Company will preserve, renew and keep in full force and effect its corporate existence and shall at no time during the term of this Agreement or while any amounts are outstanding under the Note have any liability or obligation, direct or contingent and whether or not existing on the date hereof, to any Person whatsoever other than the obligations of the Company under this Agreement and the Note and the Subsidiary Guaranty and immaterial liabilities or obligations incidental to its activities permitted under this Section 6.04 or as indicated in the proviso of Section 5.04, nor shall the Company permit any asset of the Company to be subject to any Lien except Liens in favor of the Bank or Permitted Liens. The Company will not engage in any activity except the borrowing of the Loan and the relending of such borrowed funds as specified in
Section 6.08 and except as further specified in Section 5.04. Except as provided in Section 5.04, the Company shall make no investments in any Person in any form other than deposit accounts (including the Collateral Account).

         SECTION 6.05 COMPLIANCE WITH LAWS. The Company will comply in all material respects with all material Governmental Rules the noncompliance with which would materially and adversely affect the business, financial condition or consolidated results of operations of the Company except where the necessity of compliance is contested in good faith by appropriate proceedings and as to which appropriate reserves have been established on the books of the Company in accordance with generally accepted accounting principles.

         SECTION 6.06 INSPECTION OF PROPERTY, BOOKS AND RECORDS. The Company will keep proper books of record and account in which entries, which will permit the preparation of financial statements in conformity with generally accepted accounting principles, shall be made of all dealings and transactions in relation to its business and activities. The Company will permit representatives of the Bank to visit and inspect any of its properties and to examine any of its books and records and to discuss its affairs, finances and accounts with its officers, all upon reasonable notice at such reasonable times and as often as may reasonably be desired.

         SECTION 6.07 PAYMENT OF OBLIGATIONS. The Company will pay and discharge, when due, all of its material obligations and liabilities, including tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

         SECTION 6.08 USE OF PROCEEDS. The Company used the proceeds of the Loan solely to make a loan to Consumer Products, which loan is evidenced by the Pledged Note, pledged to the Bank as collateral security for the Loan.

         SECTION 6.09 NO AMENDMENTS TO PLEDGED NOTE. The Company will not, directly or indirectly, amend or agree to amend or modify the terms of the Pledged Note or to subordinate the Indebtedness of Consumer Products pursuant to the Pledged Note to any other Indebtedness of Consumer Products.

         SECTION 6.10 COLLATERAL ACCOUNT.

         (a) The Company shall at all times maintain the Collateral Account with the Bank (provided, that the Company shall have no liability under this Section 6.10(a) for any failure of the Bank to maintain the Collateral Account) and ensure that (i) upon the occurrence and during the continuation of any Default or Event of Default, the full amount of any payment to be received by the Company under the Pledged Note shall be paid directly by Consumer Products into the Collateral Account and (ii) (A) the full amount of any proceeds to be received by Revlon International upon any sale or other disposition of the Pledged Stock (except upon sale or other disposition to a Qualified Subsidiary) up to an amount equal to the outstanding amount of the Loan together with all other amounts payable under this Agreement, the Note or any other Operative Agreement, shall be deposited in the Collateral Account immediately after its receipt by Revlon International, (B) the full amount of the proceeds to be received by the Mortgagor in connection with any purchase and sale or other disposition (except to a Qualified Subsidiary) of the Property or from any insurance proceeds in respect of the Property up to an amount equal to the outstanding amount of the Loan together with all other amounts payable under this Agreement, the Note or any other Operative Agreement, shall be deposited in the Collateral Account immediately after its receipt by the Mortgagor and, in each case described in clauses (ii), (A) and (B) on the date of such purchase and sale or other disposition or receipt of insurance proceeds, irrespective of whether such date of receipt of the payment or the proceeds shall occur on the last day of an Interest Period; provided, that the Company hereby authorizes the Bank to block the withdrawal from and to retain in the Collateral Account during the term of this Agreement all amounts deposited therein and the Company hereby also authorizes the Bank to withdraw any and all amounts in the Collateral Account and to apply such amounts to payment of principal, interest or any other amounts then due and payable under this Agreement or the Note (whether by acceleration, repayment obligation pursuant to Section 2.06 or otherwise), immediately after such amounts are deposited in the Collateral Account provided that, any amount then standing in the Collateral Account in excess of the sum of (x) the outstanding amount of the Loan and (y) any interest and other amounts due and payable to the Bank under this Agreement, the Note and the other Operative Agreements shall be released to the Company or to whomever may be entitled to the same under applicable law.

         (b) The Company agrees that the account book and any other documents evidencing the Collateral Account shall be delivered to and held by the Bank as collateral on such terms and conditions as the Bank deems fit and the Company agrees, at its own expense, to execute and deliver from time to time such agreements or instruments and to perform such acts as the Bank may reasonably request to effect the purposes of this Section 6.10 and to secure and perfect all rights and security interests to be conferred on the Bank by the terms of this Agreement in respect of the Collateral Account. In connection with any sale or other disposition contemplated by clause (a)(ii) above, the Company understands and agrees that the Bank is under no obligation to release the Lien of the Mortgage or of the Stock Pledge Agreement except upon the prior or concurrent payment in full of the Loan and all other amounts owed under this Agreement and the Note.

         SECTION 6.11 FINANCIAL COVENANTS. The provisions of Section 13.1 of the New Consumer Products Credit Agreement (and the definitions used therein), in each case as in effect on the Closing Date, are hereby incorporated in their entirety in this Section 6.11 to the same extent as if fully set forth herein; provided that if any amendment or supplement to, or modification or refinancing of, the New Consumer Products Credit Agreement, or any document or agreement related thereto, shall have the effect of changing in any respect the financial covenants contained in Section 13.1 of the New Consumer Products Credit Agreement (or any definition used therein), as in effect on the Closing Date, then the provisions of this Section 6.11 shall correspondingly be revised.


                                   ARTICLE VII

                                    DEFAULTS

         SECTION 7.01 EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall have occurred and be continuing for any reason whatsoever (and whether it shall be voluntary or involuntary or occur or be effected by operation of law or otherwise):

         (a) The Company shall fail to pay when due any amount payable under this Agreement or the Note on the date when and in the currency and in the manner in which such amount is due and payable under this Agreement or the Note, and, in the case of any payment of interest or Bank Charges, such failure shall remain unremedied for a period of three (3) consecutive Business Days;

         (b) The Company shall fail to observe or perform any covenant contained in Section 6.02, 6.04, 6.09 or 6.10(a) or incorporated into this Agreement pursuant to Section 6.11(b);

         (c) Any of the Obligors shall fail to observe or perform any material covenant or material agreement contained in any Operative Agreement to which it is a party (other than those covenants or agreements described in clauses (a) or (b) above), and, if capable of remedy, such failure shall remain unremedied for 30 days after written notice of such failure has been given to the Company by the Bank;

         (d) Any representation, warranty, certification or statement made or deemed made by any of the Obligors in any Operative Agreement or in any certificate, financial statement or other document delivered pursuant to any Operative Agreement to which such Person is a party shall prove to have been incorrect in any material respect when made or deemed made;

         (e) Any breach or default by the Company, Consumer Products or the Mortgagor with respect to (i) the New Consumer Products Credit Agreement or
(ii) any other Indebtedness with an outstanding principal amount in excess of U.S. $10,000,000 (or the equivalent amount in any other currency or currencies), in each case, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice or otherwise); provided that no such breach or default shall be an Event of Default until after the expiration of any cure period provided by the terms of the applicable Indebtedness;

         (f) A judgment or order for the payment of money in excess of U.S. $5,000,000 which is not effectively covered by insurance (or the equivalent amount in any other currency or currencies) shall be rendered against any Obligor, and such judgment or order shall continue unsatisfied, unvacated, unbonded or unstayed for a period of 30 days or in any event later than 5 days prior to the date of any proposed sale under such judgment or order;

         (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) the Company or any member of its Controlled Group shall, or in the reasonable opinion of the Bank is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or (v) any other event or condition shall occur or exist, with respect to a Plan; provided, that in each case in clauses (i) through (v), such event or condition, together with all other such events or conditions, if any, would be reasonably likely to have a material adverse effect on the condition (financial or otherwise) of the Company or Consumer Products or on the ability of any Obligor to perform its obligations under the Operative Agreements to which such Obligor is a party; or

         (h) Any Lien (other than pursuant to the Mortgage) is placed upon the Property; provided that such event shall not constitute an Event of Default if such Lien is a Permitted Lien or such Lien is discharged to the satisfaction of the Bank within 10 days after the date on which such Lien is placed;

         (i) The Mortgage does not at all times constitute a valid first lien on the Property, subject only to Permitted Liens, securing payment of the Loan Obligations;

         (j) Each of the pledges created by the Pledge Agreement on the Pledged Note and by the Stock Pledge Agreement on the Pledged Stock does not at all times constitute a valid first Lien on the Pledged Note or Pledged Stock, as the case may be, securing repayment of the Loan Obligations;

         (k) (i) The Company and Revlon International shall cease to be wholly-owned Subsidiaries of Consumer Products or Revlon K.K. shall cease to be a wholly owned Subsidiary of Revlon International or (ii) Ronald O. Perelman shall cease to "control" (as such term is used in Rule 405 promulgated under the Securities Act of 1933, as amended) any Obligor other than as a result of the death or permanent disability of Ronald O. Perelman;

         (l) Any of the Obligors (i) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or in the future in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, (ii) shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it,
(iii) shall make a general assignment for the benefit of creditors, (iv) shall fail generally to pay its debts as they become due or (v) shall take any corporate action to authorize any of the foregoing;

         (m) An involuntary case or other proceeding shall be commenced against any Obligor, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or in the future in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or any order for relief shall be entered against any Obligor under the federal bankruptcy laws as now or in the future in effect;

         (n) The Consumer Products Guarantee shall be terminated or shall cease to be valid and binding or in full force and effect for whatever reason or Consumer Products shall deny its liability thereunder;

         (o) Consumer Products or any other Person that at any time is an obligor with respect to the Pledged Note shall enter into or agree to enter into any agreement relating to Indebtedness for borrowed money or any amendment to or modification of any such agreement that, directly or indirectly, prohibits the performance by Consumer Products of its obligations under the Pledged Note;

         (p) [INTENTIONALLY OMITTED]

         (q) [INTENTIONALLY OMITTED]

         (r) [INTENTIONALLY OMITTED]

         (s) The pledge created by the PFC Pledge Agreement on the PFC Pledged Stock does not at all times prior to the date the PFC Pledge Agreement terminates in accordance with its terms constitute a valid first Lien on the PFC Pledged Stock securing payment under the Consumer Products Guarantee;

         (t) Consumer Products shall cease to own more than 50% of the total voting power of outstanding capital stock of PFC;

THEN, and in every such event: (1) in the case of any of the Events of Default specified in Section 7.01(l) or 7.01(m) above, the principal of and the accrued interest on the Note and all Bank Charges or other sums then owed under this Agreement shall automatically become due and payable; or (2) in the case of any other Event of Default specified in this Section 7.01, the Bank may, by notice in writing to the Company, declare the principal of and the accrued interest on the Note and all Bank Charges or other sums then owed under this Agreement to be, and the same shall upon such notice forthwith become, due and payable and, in addition to all other rights otherwise available to it, the Bank shall be entitled to withdraw and apply amounts in the Collateral Account as provided in
Section 6.10


                                 ARTICLE VIII

                                 MISCELLANEOUS

         SECTION 8.01 NOTICES. Except as otherwise expressly provided in this Agreement or any other Operative Agreements all notices, demands, instructions and other communications required or permitted to be given to or made upon any party to this Agreement or any other Person shall be in writing and shall be personally delivered, delivered by overnight courier, sent by registered or certified mail (postage prepaid, return receipt requested) or by telecopy. In the event that any Person shall give notice pursuant to this Section 8.01 by registered or certified mail, such Person shall use reasonable efforts to promptly send a duplicate copy of such notice by telecopy; provided however, that any failure to send such duplicate notice shall not affect the validity of any notice sent by registered or certified mail (postage prepaid, return receipt requested). All notices shall be deemed to have been given or made on the day that such notice is delivered to or received by the intended recipient in accordance with provisions of this Section 8.01; provided, however, that a notice given or made by telecopy shall be deemed to have been given or made on the date of transmission provided, however, that if the time of dispatch is not before 4:00 p.m. (local time of the recipient) on a Business Day, any such notice shall be deemed to have been given or made at the commencement of business on the next succeeding Business Day. Unless otherwise specified in a notice given or made in accordance with the provisions of this Section 8.01, all written notices shall be given to or made upon the respective parties to this Agreement at their respective addresses (or to their respective telecopy numbers) indicated below, and all telephonic notices shall be given or made by calling the telephone number or numbers indicated for such party below:

         The Company:    c/o Revlon Consumer Products Corporation
                                625 Madison Avenue
                                New York, New York  10022
                                Attn:  Vice President and Treasurer

                                Telephone:    (212) 527-5220
                                Telecopier:   (212) 527-5330

         With copies to: Revlon Consumer Products Corporation
                                625 Madison Avenue
                                New York, New York  10022
                                Attn:  Vice President and Secretary

                                Telephone:    (212) 527-5695
                                Telecopier:   (212) 527-5693


         The Bank:              The Long-Term Credit Bank of Japan,
                                  Los Angeles Agency
                                350 South Grand Avenue
                                Suite 3000
                                Los Angeles, California  90071
                                Attention:  Mr. Shunji Sato

                                Telephone:    (213) 629-5777
                                Telecopier:   (213) 626-1067 or
                                              (213) 622-6908

If any day on which any notice is given by any party is not a Business Day, such notice shall be deemed to have been given on the next succeeding Business Day.

         SECTION 8.02 NO WAIVERS; REMEDIES CUMULATIVE. No failure or delay by the Bank in exercising any remedy, right, power or privilege under this Agreement or any other Operative Agreement shall operate as a waiver of such remedy, right, power or privilege nor shall any single or partial exercise of such remedy, right, power or privilege preclude any other or further exercise of such remedy, right, power or privilege or the exercise of any other remedy, right, power or privilege. No remedy, right, power or privilege conferred upon or reserved to the Bank by this Agreement or any other Operative Agreement is intended to be exclusive of any other remedy, right, power or privilege provided or permitted by this Agreement, by such other Operative Agreement or by law, but each shall be cumulative and in addition to every other remedy, right, power or privilege so provided or permitted and each may be exercised concurrently or independently from time to time and as often as may be deemed expedient by the Bank.

         SECTION 8.03 AMENDMENTS AND WAIVERS. The terms and provisions of this Agreement and the other Operative Agreements may not be amended, supplemented, modified, novated or waived, or any departure by the Company or the other Obligors from such terms and provisions consented to, except by an instrument in writing signed by the Bank and the Company. Any amendment, supplement, modification, novation, waiver or consent shall be for such period and subject to such conditions as shall be specified in the written instrument effecting the same, and any such waiver or consent shall be effective only in the specific instance and for the sole purpose for which given.

         SECTION 8.04 CERTAIN TAXES; EXPENSES. (a) The Company shall pay or reimburse and shall indemnify and hold the Bank harmless from and against any present or future claim or liability for any registration, stamp, documentary or other similar taxes or charges and any penalties or interest with respect to such taxes or charges which might be imposed by any jurisdiction in which this Agreement, the Note or any other Operative Agreement is enforced or sought to be enforced on or in connection with the execution, delivery, performance, filing, registration or enforcement (or attempted enforcement) of, or any transaction in connection with, this Agreement, the Note and the other Operative Agreements.

         (b) Whether or not the transactions contemplated by this Agreement are consummated, the Company shall pay for or reimburse (i) the reasonable and documented fees and disbursements of O'Melveny & Myers LLP, counsel for the Bank, (ii) document production and reproduction expenses and all reasonable fees, taxes and other charges payable in connection with recording or filing of instruments and documents described in this Agreement, the Note and the other Operative Agreements and (iii) all other reasonable fees, costs and expenses in connection with the preparation, amendment, negotiation, execution and delivery of this Agreement, the Note, the other Operative Agreements and all documents and agreements prepared in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

         (c) The Company shall pay for or reimburse, and shall indemnify and hold the Bank harmless, from and against any and all costs and expenses (including reasonable attorneys' fees and expenses) of enforcing or preserving (including in any workout, bankruptcy or similar formal or informal proceeding) any rights created by this Agreement, the Note, the other Operative Agreements and all other documents executed in connection with this Agreement, provided however, in the case of any litigation or other proceeding, such costs and expenses of the Bank shall be payable by the Company only if the Bank prevails in such litigation or proceeding.

         (d) The Company shall pay for or reimburse, and shall indemnify and hold the Bank and each of its officers, directors, shareholders, employees, agents, attorneys-in-fact and Affiliates harmless, from and against any and all losses, liabilities, penalties, actions, suits, judgments, demands, damages, costs and expenses (including reasonable attorney's fees and expenses and the allocated costs for services of in-house counsel) of any nature arising from or relating to the transactions contemplated, and the use of funds pursuant to, this Agreement or the Note except for any losses, liabilities, penalties, actions, suits, judgments, demands, damages, costs and expenses resulting from the gross negligence or wilful misconduct of such indemnified person.

         (e) The agreements contained in this Section 8.04 shall survive the termination of this Agreement and the payment in full of the Note.

         SECTION 8.05 BINDING EFFECT; ASSIGNMENT. (a) This Agreement shall be binding upon and inure to the benefit of each party to this Agreement and their respective successors and assigns. Except as specifically permitted in this Agreement, the Company shall not have the right to assign any of its rights or obligations under this Agreement.

         (b) The Bank may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interests in, the Bank's rights and benefits under this Agreement, the Note and the other Operative Agreements to any Person having a place of business in the United States or that is otherwise able to provide to the Company a completed Internal Revenue Service Form 1001 or Form 4224. The Bank may, in connection with any actual or proposed sale, assignment, transfer or participation, disclose to the actual or proposed purchaser, assignee, transferee or participant, any information relating to the Loan, the Company or any other Obligor and the business of any such Person; provided that such proposed purchaser, assignee, transferee or participant shall agree to keep confidential all such information other than any of such information that is then publicly available or any information that such Person is required to disclose under applicable Governmental Rules. Any transferee shall have all the rights of the Bank hereunder and all references in this Agreement, the Note and the other Operative Agreements to the Bank shall, with respect to the period after such transfer and for the purposes of such transfer (except where the context otherwise requires or indicates), be construed as references to the Bank and its transferee or transferees or, in the case of a transfer of the whole of the rights and benefits of the Bank, to its transferee or transferees alone.

         SECTION 8.06 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument. Complete sets of executed counterparts shall be delivered to each of the Company and the Bank.

         SECTION 8.07 GOVERNING LAW. This Agreement and the Note and the rights and duties of the parties to this Agreement and the Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed within the State of California.

         SECTION 8.08 JUDGMENT CURRENCY. If for the purposes of obtaining or enforcing a judgment in any court with respect to any obligation of the Company under this Agreement or under the Note it becomes necessary to convert any amount due under this Agreement or the Note in one currency (the "FIRST CURRENCY") into another currency (the "SECOND CURRENCY") then such conversion shall be made at the buying spot rate of exchange for which the Bank could purchase the first currency with the second currency at the close of business on the day before the day on which the judgment is given at the place where such court is located. If there is a change in such rate of exchange prevailing between the day before the day on which the judgment is given and the date of payment of such judgment, the Company agrees to pay such additional amounts (if any) as may be necessary to insure that the amount paid on such date is the amount in the second currency which, when converted into the first currency at such rate of exchange in effect on the date of payment, is the amount then due under this Agreement or under the Note in the first currency. Any amount due from the Company under this Section 8.08 will be due as a separate debt in Yen and shall not be affected by or merged into any judgment being obtained for any other sums due under or in respect of this Agreement or the Note. In no event, however, shall the Company be required to pay more in the first currency at such rate of exchange when payment is made than the amount of the first currency stated to be due under this Agreement or the Note, so that in any event the Company's obligations under this Agreement or the Note will be effectively maintained as obligations in the first currency.

         SECTION 8.09 AGREEMENT SUPERSEDES. This Agreement supersedes all prior agreements, written or oral, among the parties with respect to the subject matter of this Agreement.

         SECTION 8.10 HEADINGS; TABLE OF CONTENTS. The article, section and subsection headings and the table of contents to this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

         SECTION 8.11 WAIVER OF NOTICE; TERMINATION OF AGREEMENT. The Company, by executing this Agreement, waives to the extent permitted by law, any right it might otherwise have to require notice or acceptance by any other Person of its obligations or liabilities under this Agreement and the Note which are unconditional and absolute and further waives diligence, presentment, demand of payment, protest or notice with respect to any of the obligations of the Company under this Agreement and the Note or with respect to any action under
Section 7.01 and all other notices and demands whatsoever, except as specifically provided for in this Agreement. If this Agreement shall be terminated in whole or in part by operation of law or for any reason whatsoever other than in accordance with its terms, the Company shall nevertheless be obligated to pay amounts equal to amounts payable by it at the time such amounts would have become due and payable by it in accordance with the terms of this Agreement and the Note had this Agreement not been so terminated but the Company had elected to prepay the Note at such time.

         SECTION 8.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement and in any certificate or other document delivered pursuant to or in connection with this Agreement and in the Operative Agreements shall survive the execution and delivery of this Agreement and such certificate or other document and shall be deemed to be made on the Closing Date with respect to the facts and circumstances then existing, and in addition, all of the representations and warranties shall survive the Closing Date, shall be continuing and shall be deemed to be made on the first day of each Interest Period.

         SECTION 8.13 SEVERABILITY. Any provision of this Agreement or the Note or any other Operative Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the Note, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 8.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR

ANY OTHER OPERATIVE AGREEMENT OR ANY LOAN OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER OPERATIVE AGREEMENT OR SUCH LOAN OBLIGATION. The Company hereby agrees that service of process sufficient for personal jurisdiction in any action against the Company in the State of California may be made by registered or certified mail, return receipt requested, to the Company at its address provided in Section 8.01, and the Company hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Bank to bring proceedings against the Company in the courts of any other jurisdiction.

         SECTION 8.15 WAIVER OF JURY TRIALS. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE AGREEMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS HEREBY ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                 [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the Company and the Bank have executed this Agreement as of the date first above written.


                                       PACIFIC FINANCE & DEVELOPMENT
                                         CORP.


                                       By: /s/ Steven Berns
                                          Title: Vice President and Treasurer



                                       THE LONG-TERM CREDIT BANK OF JAPAN,
                                         LTD., acting through its Los Angeles
                                         Agency


                                       By: /s/ Paul Clifford
                                          Title: Deputy General Manager

                                      S-1